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ARI NETWORK SERVICES, INC.

(Name of Registrant as Specified in its Charter)

PARK CITY CAPITAL, LLC PARK CITY CAPITAL OFFSHORE MASTER, LTD. MICHAEL J. FOX JOHN M. MUELLER

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Park City Capital Initiates Proxy Contest

at ARI Network Services, Inc.

DALLAS, TX, October 25, 2016 – Park City Capital, LLC, the beneficial owner of approximately 5.8% of the shares of ARI Network Services, Inc. (Nasdaq Capital Market: ARIS), today announced that it has initiated a proxy contest to elect two new directors at ARI’s annual meeting of shareholders expected to be held in January 2017. These director candidates would fill the two director positions up for election on ARI’s six-member staggered board.

Park City Capital continues to believe that ARI’s shares are significantly undervalued and that due to market conditions ARI has a unique opportunity to maximize shareholder value by seeking to sell the company. Park City Capital believes that private equity firms and other potential buyers are eager to acquire companies like ARI at valuations that represent a significant premium to ARI’s current share price, as demonstrated by recent comparable transactions.

Park City Capital wrote letters to the ARI board on December 9, 2014 and September 14, 2015 outlining its analysis regarding the potential value that could be obtained for shareholders through a sale process. Park City Capital has also engaged with ARI in an effort to encourage and assist it in engaging a financial advisor and commencing a process to explore a sale of the company.

After almost two years of discussions, Park City Capital believes that ARI has not been genuine in its discussions or efforts regarding the engagement of a financial advisor or the commencement of a sales process.

Park City Capital believes that, even if ARI were to now engage a financial advisor or announce a strategic process, the board of ARI would benefit greatly from the addition of new board members who are experienced in sales transactions and would represent the best interests of all shareholders independent of management. Park City Capital’s nominees will seek to ensure that the ARI board fairly and properly considers all potential strategic alternatives for the benefit of shareholders.

For these reasons, Park City Capital intends to nominate the following two director candidates at the annual meeting:

John M. Mueller is the Managing Partner of Partners Private Equity LLC, a private equity firm with a focus on middle market buyouts and investments that he founded in 2013. Mr. Mueller also serves as CEO of LTS Scale Company, a supplier of industrial scales and weighing systems, which is a portfolio company of Partners Private Equity. Mr. Mueller was previously CEO of CapitalWorks LLC, a private equity firm specializing in middle market buyout transactions. Mr. Mueller was also previously the Founder and Managing Partner of Newmarket Partners, a middle market management consulting and financial advisory company, and Vice President of Whitman Heffernan Rhein & Co., a special situations investment firm. Mr. Mueller began his career at Chemical Bank where he was a Vice President in the Multinational and Investment Banking Divisions. Mr. Mueller serves on the board of directors of LTS Scale Company and he previously served on the board of directors of Magnatech Manufacturing and Bluffton Motor Works.

Michael J. Fox is the CEO of Park City Capital, LLC, a value-oriented investment management firm that he founded in 2008. Mr. Fox previously worked at J.P. Morgan, where he served as Vice President and Senior Business Services Analyst and headed the firm’s Business Services Equity Research Group. Mr. Fox serves on the board of directors of Resonant Inc. (NASDAQ: RESN) and on the board of directors and as Lead Director of AdCare Health Systems, Inc. (NYSE MKT: ADK).

Park City Capital has communicated with the ARI board in an effort to work amicably towards a resolution of the proxy contest, but ARI has been non-responsive. Park City Capital remains open to a productive dialogue with the ARI board for the benefit of all shareholders.

If you own shares of ARI, Park City Capital would like to hear from you. We urge you to call us so that we can provide you with additional information. Please contact Alliance Advisors, Park City Capital’s proxy advisor, toll-free at 855-737-3183.

If you would like to speak with Michael J. Fox of Park City Capital, we urge you to contact him directly at 214-855-0801.

Park City Capital calls on the ARI board to comply with its legal obligations and immediately call and hold its annual meeting, without delay, in accordance with its normal schedule of January 2017.

# # #

Park City Capital, LLC and Park City Capital Offshore Master, Ltd. intend to make a filing with the Securities and Exchange Commission of a proxy statement and accompanying proxy card to solicit votes for the election of director nominees at the “2017” annual meeting of shareholders of ARI Network Services, Inc.

Park City Capital Offshore Master, Ltd. beneficially owns 1,000,000 shares of common stock of ARI. Park City Capital, LLC, which is the investment manager of Park City Capital Offshore Master, Ltd., and Michael J. Fox, who serves as the managing member of Park City Capital, LLC, also beneficially own these shares.

Park City Capital, LLC, Park City Capital Offshore Master, Ltd., their control persons, and their nominees to the ARI board are the participants in this proxy solicitation. Information regarding the participants and their interests in the solicitation will be included in Park City Capital’s proxy statement and other materials filed with the SEC. SHAREHOLDERS OF ARI SHOULD READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS CAREFULLY AND IN THEIR ENTIRETY AS THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE ANNUAL MEETING AND PARK CITY CAPITAL’S NOMINEES TO THE BOARD AND SOLICITATION OF PROXIES. THESE PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM ALLIANCE ADVISORS, LLC.

Contact:

Alliance Advisors

Peter Casey, 973-873-7710

Toll-free number: 855-737-3183